Exhibit 10.2

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended

Restricted Stock Unit Agreement

(Non-Executive, Non-U.S. Participants)

Cover Sheet

This Restricted Stock Unit Agreement (the “Agreement”) evidences the grant by Red Hat, Inc., a Delaware corporation (the “Company”), on the date set forth below (the “Grant Date”) to the person named below (the “Participant”) of a Restricted Stock Unit Award (the “Award”) covering the number of restricted stock units (each, an “RSU”) listed below, each representing the right to receive the value of one share of the Company’s common stock, $.0001 par value per share, with a vesting start date (the “Vesting Start Date”) listed below, such Award to be subject to the terms and conditions specified in the Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended (the “Plan”), and in the attached Exhibit A and Appendix A, thereto.

Participant Name:

Grant Date:

Vesting Start Date:

Number of RSUs:

PARTICIPANT:	RED HAT, INC.
1801 Varsity Drive
Raleigh, North Carolina 27606

Name	Name:
Title:

By accepting this Award, the Participant hereby (i) acknowledges that a copy of the Plan and a copy of the Plan prospectus have been delivered to the Participant and additional copies thereof are available upon request from the Company’s Equity Compensation Department and can also be accessed electronically, (ii) acknowledges receipt of a copy of this Cover Sheet and Exhibit A and Appendix A thereto (collectively, the “Agreement”) and accepts the Award subject to all the terms and conditions of the Plan and the Agreement, (iii) represents that the Participant has read and understands the terms and conditions of the Plan, Plan prospectus and Agreement, and (iv) acknowledges that there may be tax consequences due to the Award and that the Participant should consult a tax advisor to determine his or her actual tax consequences. The Participant must accept this Award electronically pursuant to the online acceptance procedure established by the Company within thirty (30) days; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

EXHIBIT A

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended

Restricted Stock Unit Agreement

(Non-Executive, Non-U.S. Participants)

Terms and Conditions

1. Grant of RSUs.

The RSUs, each representing the right to receive the value of one share of common stock, $0.0001 par value, of the Company (“Common Stock”), as provided herein, is granted pursuant to and is subject to and governed by the Plan and, unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meaning as in the Plan. The shares of Common Stock that are issuable upon the vesting of the RSUs are referred to in this Agreement as “Shares.” The RSUs shall be granted to the Participant without payment of consideration (other than continuing services (as described in Section 2 below)).

2. Vesting.

(a) All of the RSUs shall be unvested on the Grant Date. For purposes of this Agreement, RSUs that have not vested as of any particular time in accordance with this Section 2 are referred to as “Unvested RSUs.”

(b) For so long as the Participant maintains continuous service to the Company or one of its Affiliates as an Employee or Director (a “Business Relationship”) throughout the period beginning on the Grant Date and ending on the vesting date set forth below, the RSUs shall become vested according to the schedule set forth below, subject to Sections 3 and 10 hereof:

Vesting Date	Number of RSUs That First Vest on Such Date

[As determined by the Compensation Committee]

3. Cessation of Business Relationship. If the Participant’s Business Relationship ceases for any reason, including death, all Unvested RSUs on the date of such cessation will be forfeited. The Participant’s Business Relationship shall be deemed to have ceased on the last day of active service to the Company or an Affiliate and shall not be extended by any notice of termination period (i.e., garden leave, etc.). For purposes hereof, a Business Relationship shall not be considered as having ceased during any bona fide leave of absence if such leave of absence has been approved in writing by the Company; in the event of such leave of absence, vesting of the RSUs shall be suspended (and the vesting dates shall be extended by a period equal to the period of the leave of absence) except for any leave under which the Participant has a legal right to return to employment or such other leave as determined by the Company or unless contrary to applicable local law. The vesting of the RSUs shall not be affected by any change in the type of Business Relationship the Participant has with or among the Company and its Affiliates so long as the Participant continuously maintains a Business Relationship.

4. Payment.

(a) Within 60 days following the vesting date of any RSUs pursuant to Sections 2 or 10 and upon the satisfaction of all other applicable conditions as to the RSUs, but in no event later than the 15th day of the third month of the year following the later of the calendar year or the Company’s taxable year, in each case, in which the RSUs vest, the Company shall distribute to the Participant the Shares represented by RSUs that vested on such vesting date, reduced by the number of Shares (if any) that are withheld from the Award for the payment of Tax-Related Items (as defined in Section 11 hereof); provided, however, that the Shares may be distributed following the date contemplated in this Section 4(a) to the extent permitted under Section 409A of the Code without the payment becoming subject to, and being treated as “nonqualified deferred compensation” within the meaning of, Section 409A of the Code (such as where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws). Payment of any vested RSUs shall be made in whole Shares only and any fractional Shares shall be rounded up.

(b) The Company shall not be obligated to issue Shares to the Participant upon the vesting of any RSUs (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal, state or foreign securities laws, any applicable Tax-Related Items and the requirements of any stock exchange upon which Shares may be listed.

(c) Anything in the foregoing to the contrary notwithstanding, RSUs granted under this Agreement may be suspended, delayed or otherwise deferred for any of the reasons contemplated in Sections 3 and 4 only to the extent such suspension, delay or deferral is permitted under U.S. Treas. Reg. §§ 1.409A-2(b)(7), 1.409A-1(b)(4)(ii) or successor provisions, or as otherwise permitted under Section 409A of the Code.

5. Option of Company to Deliver Cash. Notwithstanding any of the other provisions of this Agreement, at the time any RSU vests, the Company may elect, in the sole discretion of the Committee, to deliver to the Participant in lieu of the Shares represented by RSUs that vested on such vesting date an equivalent amount of cash (determined by reference to the closing price of the Shares on the principal exchange on which the Shares trade on the applicable vesting date or if such date is not a trading date, on the next preceding trading date). Such payments shall be made no later than the deadline set forth in Section 4(a) hereof. If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient to satisfy the withholding of Tax-Related Items (as defined in Section 11 hereof).

6. Restrictions on Transfer.

(a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any RSUs, either voluntarily or by operation of law. Any attempt to dispose of any RSUs in contravention of the above restriction shall be null and void and without effect.

(b) The Company shall not be required (i) to transfer on its books any of the RSUs which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions contained herein.

7. No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of the RSUs imposes any obligation on the Company or its Affiliates to have or continue a Business Relationship with the Participant.

8. No Rights as Stockholder. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares or the value thereof upon vesting of the RSUs. The Participant shall have no rights as a shareholder with respect to the Shares underlying the RSUs. The Participant shall have no right to vote or receive dividends with respect to any Shares underlying the RSUs or receive dividends unless and until such Shares are distributed to the Participant or converted into Restricted Stock as provided in Appendix A.

9. Adjustments for Capital Changes. The Plan contains provisions covering the treatment of RSUs in a number of contingencies such as stock splits and mergers. Provisions in the Plan for such adjustments are hereby made applicable hereunder and are incorporated herein by reference.

10. Change in Control. Provisions regarding a Change in Control are set forth in Appendix A.

11. Withholding Taxes.

(a) Regardless of any action the Company and/or the Affiliate employing the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax or other tax-related items (“Tax-Related Items”), the Participant hereby acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant with respect to the Participant’s Award of RSUs, vesting of the RSUs, or the issuance of Shares (or payment of cash) in settlement of vested RSUs is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the award of the RSUs, the vesting of the RSUs, the issuance of Shares (or payment of cash) in settlement of the RSUs, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and or Dividend Equivalents; and (ii) do not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

(b) Prior to the relevant tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer with respect to Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Employer, in their sole discretion and without any notice to or authorization by the Participant, to withhold from the Shares being distributed under this Award upon vesting that number of whole Shares the fair market value of which (determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the next preceding trading date) is equal to the aggregate withholding obligation as determined by the Company and/or Employer with respect to such Award, provided that the Company only withholds the number of Shares necessary to satisfy the minimum withholding amount. If the Company satisfies the withholding obligation for Tax-Related Items by withholding a number of Shares being distributed under the Award as described above, the Participant hereby acknowledges that the Participant is deemed to have been issued the full number of Shares subject to the Award of RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Award, vesting and/or settlement of the RSUs. In the event the Tax-Related Items withholding obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.

(c) Alternatively, or in addition, the Company may (a) only to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions, sell, or instruct the broker whom it has selected for this purpose to sell the Shares to be issued upon the vesting or settlement, as applicable, of the Participant’s RSUs to meet the withholding obligation for Tax-Related Items, and/or (b) withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer.

(d) Finally, the Participant hereby acknowledges that the Participant is required to pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of the Participant’s Award of RSUs, vesting of the RSUs, or the issuance of Shares (or payment of cash) in settlement of vested RSUs that cannot be satisfied by the means previously described. The Participant hereby acknowledges that the Company may refuse to deliver the Shares in settlement of the vested RSUs to the Participant if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section 11. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.

(e) The Participant has reviewed and understands the tax obligations as set forth in this Agreement and understands that the Company is not providing any tax advice and that the Participant should consult with Participant’s own tax advisors on the U.S. federal, state, foreign and local tax and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement.

12. Nature of Grant. In accepting the RSUs, Participant acknowledges that: (a) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs even if RSUs have been granted repeatedly in the past; (b) all decisions with respect to future awards of RSUs, if any, will be at the sole discretion of the Company; (c) Participant’s participation in the Plan is voluntary; (d) RSUs are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Affiliate, and that are outside the scope of Participant’s employment contract, if any; (e) RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate; (f) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (g) in consideration of the award of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or any diminution in value of the RSUs or Shares received when the RSUs vest resulting from termination of employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws), and Participant irrevocably releases the Company and/or the Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; (h) in the event of involuntary termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law), and the Company shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the RSUs; (i) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares; and (j) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

13. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company, and any Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all RSUs or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares received upon vesting of the RSUs. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing Participant’s local human resources representative. Participant understands that refusal or withdrawal of consent may affect Participant’s ability to realize benefits from the RSUs. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

14. Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. This Agreement (including the cover sheet) and the Plan constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded by the Committee as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law or other applicable rules, including, without limitation, the rules of the stock exchange on which the Shares are listed. If the Committee determines that the Award terms could result in adverse tax consequences to the Participant, the Committee may amend this Agreement without the consent of the Participant in order to minimize or eliminate such tax treatment.

(c) Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(d) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

(f) Participant’s Acceptance. The Participant is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Agreement, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan, including as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award.

(g) Section 409A. This Agreement, the RSUs and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from the requirements of Section 409A of the Code (“Section 409A”) and shall be construed consistently therewith and shall be interpreted in a manner consistent with that intention. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no undertaking to preclude Section 409A from applying to this RSU award. Any payments described in this Section 13(g) that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding the foregoing, the Company, its Affiliates, Directors, Officers and Agents shall have no liability to a Participant, or any other party, if the Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Committee.

(h) Language. If Participant has received this Agreement, or any other document related to the Plan or this Award translated into a language other than English, and if the translated version is different than the English version, the English version will control.

(i) Electronic Delivery. The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the RSUs granted under the Plan, Participant’s participation in the Plan, or future Awards that may be granted under the Plan or (b) to request by electronic means Participant’s consent to participate in the Plan. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

(j) Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina and agree that such litigation shall be conducted only in the courts of Wake County, North Carolina, or the federal courts for the United States for the Tenth District of North Carolina, and no other courts, where this Award is made and/or to be performed.

(k) Administrator Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

APPENDIX A

Restricted Stock Unit Agreement

(Non-Executive Participants)

(a) Notwithstanding anything contained herein to the contrary, if (i) this Agreement is continued, assumed, converted or substituted for immediately following a Change in Control and (ii) within one year after a Change in Control the Participant’s Business Relationship is terminated by the Company or its successor without Good Cause (as defined below), all of the RSUs shall be treated as vested and Shares or the value thereof upon vesting shall be delivered in accordance with Sections 4 and 5 hereof. Furthermore and notwithstanding anything contained herein to the contrary, if this Agreement is not continued, assumed, converted or substituted for immediately following the Change in Control, the Participant shall receive a lump sum cash payment within 30 days after the Change in Control in an amount equal to the amount that would have been delivered in accordance with Section 5 hereof had the RSUs fully vested upon the Change in Control.

(b) For purposes of paragraph (a) hereof, this Agreement shall be considered to be continued, assumed, converted or substituted for:

i.	if there is no change in the number of outstanding shares of Common Stock of the Company and the Change in Control does not result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction, and there are no changes to the terms and conditions of this Agreement that materially and adversely affect this Agreement; or

ii.	if there is a change in the number of such outstanding shares of Common Stock of the Company and/or the Change in Control does result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction:

A.	the RSUs and Shares deliverable pursuant to the RSUs are adjusted (x) if the shares of Common Stock of the Company are exchanged solely for the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in subparagraph C of the definition of “Change in Control” of this Appendix A) in a manner which is not materially less favorable than the adjustments made in such transaction to the other outstanding shares of Common Stock of the Company, or (y) otherwise, based on the ratio on the day immediately prior to the date of the Change in Control of the fair market value of one share of common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation, to the Fair Market Value of one share of Common Stock of the Company;

B.	if applicable, the RSUs are converted into an award pursuant to which the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in subparagraph C of the definition of “Change in Control” of this Appendix A) are deliverable; and

C.	there are no other changes to the terms and conditions of this grant that materially and adversely affect this grant.

(c) For purposes of this Agreement the following terms shall have the assigned meanings:

i.	“Change in Control” means the occurrence of any one of the following events:

A.	individuals who, on the Grant Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the initial public offering whose election or nomination for election was approved by a vote of at least a majority of the directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

B.	any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (C) below, or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

C.	the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 40% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

D.	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

E.	the occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company

Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

ii.	“Good Cause” means conduct involving one or more of the following:

A.	the conviction of Participant, or plea of nolo contendere by the Participant to, a felony;

B.	the willful misconduct by Participant resulting in material harm to the Company;

C.	fraud, embezzlement, theft or dishonesty by Participant against the Company or any Subsidiary or repeated and continued failure to perform Participant’s duties with the Company after written notice of such failure to perform resulting in any case in material harm to the Company; or

D.	the Participant’s material breach of any term of confidentiality and/or non-competition agreements.

APPENDIX B

APPENDIX B

RESTRICTED STOCK UNIT AGREEMENT

SPECIAL PROVISIONS FOR PARTICIPANTS OUTSIDE THE UNITED STATES

This Appendix B, which is part of the Restricted Stock Unit Agreement (the “Agreement”), includes additional terms and conditions that govern the Award granted to the Participant if the Participant resides in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2007. However, such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant acquires Shares or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, the information contained herein may not be applicable to the Participant.

Argentina

Type of Offering

Neither the RSUs nor the underlying Shares shall be publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information

By accepting the Award, the Participant agrees to comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the Award.

In the event that the Participant transfers proceeds in excess of US$2,000,000 from the sale of Shares into Argentina in a single month, the Participant will be required to place 30% of any proceeds in excess of US$2,000,000 in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days.

APPENDIX B

Labor Law Acknowledgment

Any benefits awarded under the Plan accrue no more frequently than on an annual basis. In addition, by accepting the Award, Participant acknowledges that the grant is made by the Company on behalf of Participant’s local employer.

Australia

Award Payable Only in Shares

Notwithstanding any discretion in the Plan or any terms to the contrary in the Agreement, the Award does not provide any right for the Participant to receive a cash payment and shall be paid in Shares only.

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant will have to file the report.

Securities Law Information

If the Participant acquires Shares under the Plan and offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law.

Brazil

Compliance with Law

By accepting the Award, the Participant agrees to comply with applicable Brazilian law when the RSUs vest and when any Shares acquired under the Plan are sold. The Participant also agrees to report and pay any and all tax resulting from the vesting of the RSUs, the sale of Shares and the receipt of any dividends.

Exchange Control Information

If the Participant holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, the Participant will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Shares acquired upon vesting of the RSUs; (vii) financial derivative investments; and (viii) other investments such as real estate. The dollar threshold for required reporting is subject to change on an annual basis.

APPENDIX B

Canada

Consent to Receive Information in English for Quebec Participants

If Participant is a resident of Quebec, by accepting this RSU, Participant hereby provides his or her consent to receive Plan information in English. Specifically, Participant acknowledges as follows:

The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Securities Law Information

The Participant is permitted to sell Shares acquired in settlement of the Restricted Stock Units through the designated broker appointed under the Plan provided the resale of Shares acquired in settlement of the Restricted Stock Units takes place outside of Canada through facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange market in the United States.

Czech Republic

No country-specific terms apply.

Germany

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If the Participant uses a German bank to transfer a cross border payment in excess of €12,500 in connection with the Participant’s participation in the Plan, the bank will make the report.

India

Exchange Control Information

The Participant must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within a reasonable time of receipt. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation.

APPENDIX B

Ireland

Restriction on Type of Shares Issued to Directors

If the Participant is a director of an Irish Affiliate, the Award will be paid in newly issued Shares only. In no event will the Award be paid in treasury Shares. This restriction also applies to a shadow director of the Irish Affiliate (i.e., an individual who is not on the board of directors of the Irish Affiliate but who has sufficient control so that the board of directors of the Irish Affiliate acts in accordance with the “directions or instructions” of the individual).

Labor Law Acknowledgment

By accepting the Award, the Participant acknowledges that the Participant understands and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

Director Notification Information

If the Participant is a director or secretary of an Irish Affiliate, the Participant must notify the Irish Affiliate in writing within five business days of the Participant receiving or disposing of an interest (e.g., RSUs, Shares) in the Company, or within five business days of the Participant becoming aware of the event giving rise to the notification requirement, or within five business days of the Participant becoming a director if such an interest exists at the time. This notification requirement also applies to a shadow director of the Irish Affiliate, as described above.

Japan

No country-specific terms apply.

Korea

Exchange Control Information

If the Participant realizes US$500,000 or more from the sale of Shares acquired in settlement of the RSUs, the Participant will be required to repatriate the sale proceeds back to Korea within eighteen months of the sale.

Netherlands

Labor Law Acknowledgment

By accepting the Award, the Participant acknowledges that: (i) the Award is intended as an incentive for the Participant to remain employed with the Employer and is not intended as remuneration for labor performed; (ii) the Award is not intended to replace any pension rights or compensation; and (iii) in the case of a merger, take-over or transfer of liability, the benefits granted under the Plan will not transfer automatically to another corporation.

APPENDIX B

Securities Law Information

The Participant should be aware of the Dutch insider trading rules which may impact the sale of Shares under the Plan. In particular, the Participant may be prohibited from effecting certain Share transactions if the Participant has insider information regarding the Company.

By accepting the Award and participating in the Plan, the Participant acknowledges having read and understood this Securities Law Information and acknowledges that it is the Participant’s responsibility to comply with the following Dutch insider trading rules:

Prohibition Against Insider Trading

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or its Dutch affiliate in the Netherlands who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch affiliate in the Netherlands (including the Participant) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Participant had such inside information.

Singapore

Securities Law Notification

The Award under the Plan is being made on a private basis and is, therefore, exempt from registration in Singapore.

Director Notification

If the Participant is a director, associate director or shadow director of a Singapore Affiliate of the Company, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Affiliate in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Participant must notify the Singapore Affiliate when the Participant sells Shares of the Company or any related company (including when the Participant sells Shares acquired pursuant to this award). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Participant’s interests in the Company or any related company within two days of becoming a director, associate director or shadow director.

APPENDIX B

Spain

Labor Law Acknowledgement

By accepting the Award, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan and the Agreement. The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that the grant will not bind the Company or any of its Affiliates. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs or the Shares acquired pursuant to the Award shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this award would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of RSUs shall be null and void.

Exchange Control Information

The Participant must declare the acquisition of Shares to the Direccion General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”) of the Ministerio de Economia for statistical purposes. The Participant must also declare ownership of any Shares with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, if the Participant wishes to import the ownership title of Shares (i.e., Share certificates) into Spain, the Participant must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), the Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. The Participant will need to provide the institution with the following information: (i) the Participant’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) further information that may be required.

Securities Law Notice

The grant of RSUs and the Shares issued pursuant to the award are considered a private placement outside of the scope of Spanish laws on public offerings and issuances.

Sweden

No country-specific terms apply.

APPENDIX B

Switzerland

No country-specific terms apply.

Taiwan

Exchange Control Information

The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares of the Company) into Taiwan up to US$5,000,000 per year.

There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

United Kingdom

Tax Withholding Obligations

The following supplements the Withholding Taxes paragraph of the Agreement:

If payment or withholding of the income tax due is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current HM Revenue and Customs Official Rate, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Agreement. Notwithstanding the foregoing, if the Participant is an “Officer” (as defined in Rule 16a-1(f) of the U.S. Securities Exchange Act of 1934), the terms of this provision will not apply to the Participant. In the event that Tax-Related Items are not collected from or paid by an Officer by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions may be payable. The Participant agrees that the Company and/or the Employer may collect any income tax and National Insurance Contributions due on this additional benefit from the Officer by any of the means set forth in the Agreement.